EXHIBIT 99.2

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Meyer
rfisher@webmd.net	jmeyer@webmd.net
201-414-2002	212-624-3912

WebMD Completes Redemption of 3 1/4% Convertible Subordinated Notes

ELMWOOD PARK, N.J. (June 2, 2005) — WebMD Corporation (Nasdaq: HLTH) has completed the optional redemption of its 3 1/4% Convertible Subordinated Notes due 2007. When the redemption was announced last month, $299,999,000 in aggregate principal amount of the Notes were outstanding.

In lieu of cash redemption, holders of approximately $215 million aggregate principal amount of the 3 1/4% Convertible Subordinated Notes converted their holdings into approximately 23.2 million shares of WebMD common stock. The remaining approximately $85 million principal amount of the Notes were redeemed for 101.300% of their principal amount plus accrued interest, for a total payment of approximately $86.7 million.

As a result of the conversion and redemption, WebMD no longer has any 3 1/4% Convertible Subordinated Notes outstanding. As of June 2, 2005, WebMD had approximately 343 million shares of common stock outstanding, including the shares issued upon conversion of the Notes.

ABOUT WEBMD

WebMD Corporation provides services that help physicians, consumers, providers and health plans navigate the complexity of the healthcare system. Our products and services streamline administrative and clinical processes, promote efficiency and reduce costs by facilitating information exchange, communication and electronic transactions between healthcare participants.

WebMD Health is a leading provider of online information, educational services and communities for physicians and consumers. WebMD Practice Services is a leading provider of administrative, financial and clinical software and related services to the nation’s medical practices. WebMD Business Services is a leader in payer and healthcare provider transaction processing and reimbursement cycle management services.

Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.

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All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties, including those described in our SEC filings.